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Exhibit 2.7

[LOGO AND LETTERHEAD OF THE ROYAL BANK OF SCOTLAND]

FORM OF WAIVER LETTER

To:
WATERFORD WEDGWOOD PLC (the Company)
and each of the other Obligors (as defined in the Agreement referred to below).

From:
National Westminister Bank Plc
(acting with the approval of the Majority Banks) as Agent

3 June, 2003

Dear Sirs,

Re:
Waterford Wedgwood Plc Euro, U.S. Dollars and Sterling Revolving Credit Facility dated 29th November, 1999, as amended and restated under the Amendment and Restatement Agreement dated 4th March, 2002, (the Agreement)

        We refer to the Agreement Terms defined in the Agreement shall have the same meaning when used in this letter, save where expressly defined otherwise.

        1.    Waiver of certain rights

        The Company has requested the Banks to waive certain of their rights under the Finance Documents arising (or which may arise) as a result of the Company failing to comply with the requirements of the financial covenants outlined in Clause 17.16(d) (Financial Covenants) of the Agreement as rested as at, or for the period to, 30th June, 2003, as such failures are described in the waiver request letter from the Company to the Agent dated 23 May, 2003 (the Financial Covenant Defaults).

        We confirm that the Majority Banks agree, subject to the terms and conditions outlined below, not to exercise their rights under Clause 18.19 (Acceleration) of the Agreement which would otherwise arise as a result of any Default under Clause 18.3 (Breach of other obligations) of the Agreement which is constituted by a Financial Covenant Default. This agreement comes into effect on the Effective Date.

        2.    Conditions

        The above agreement by the Majority Banks is subject to the following terms and conditions. The Company acknowledges and agrees to these terms and conditions and undertakes to perform its obligations as set out below:

          (a)   The Finance Parties reserve all their rights in respect of any Default (whether in existence at the date hereof or arising thereafter and whether or not known to any Finance Party), except to the extent such rights are expressly varied by this letter.

          (b)   The applicable Margin for the purposes of Clause 8.? (Interest Rate) of the Agreement shall be increased to 2.00 per cent per annum on and from the Effective Date. This increase in Margin will apply to the interest calculation on all Loans outstanding on the Effective Date (on and from that date) and any Loans drawn down after the Effective Date.

          (c)   The Company shall pay a fee calculated at 0.10 per cent of the Total Commitments on the Effective Date to the Agent on behalf of the Banks (the Waiver Fee). The Agent will distribute the Waiver Fee amongst the Banks pro rata as again each Bank's Commitment. The Waiver Fee, which shall be payable in euro, US Dollars and Sterling to match the currency of each Facility, shall be payable within five business days following the Effective Date.

          (d)   The Company shall provide the Agent with consolidated monthly management accounts for the Group, other than those accounts relating to June, 2003, within 30 days of the end of the month to which they relate.

          (e)   The Company shall provide the Agent with consolidated management accounts for the month of June, 2003, and the quarterly statements of the Group for the financial quarter ending on the last day of June, 2003 by 23rd July, 2003.

          (f)    The Company shall not pay an interim dividend to its shareholders for the financial year ending 31st March, 2004 without the prior consent of the Majority Banks.

          (g)   The total final dividend paid by the Company for the financial year ending 31st March, 2003 shall not exceed 1.2c per share being equivalent to €9,400,000.

          (h)   The Company will enter into negotiations with the Banks with a view to refinancing the Company's current indebtedness on the terms of the Agreement. In particular, the Company:

            (1)   will use its best endeavours to conclude this refinancing by 30th September, 2003;

            (2)   acknowledges that it may be a requirement of the Banks that security is provided by some or all members of the Group, including for the avoidance of doubt, the Company.

  It will be an Event of Default under Clause 18.3(b) (Breach of other obligations) of the Agreement if a refinancing of the Facilities satisfactory to the Banks is not put in place by 30th September, 2003.

          (i)    With effect from the Effective Date, the Company shall not, and shall procure that no other member of the Group will, incur any Financial Indebtedness not existing at the Effective Date, without the prior written consent of the Majority Banks.

          The above will not apply to:

            (1)   Financial Indebtedness owing by one member of the Group to another;

            (2)   the borrowing of any undrawn headroom under any facilities or agreements under which Financial Indebtedness may be incurred, but only to the level of available facilities as at the Effective Date; and

            (3)   any other Financial Indebtedness which in aggregate does not exceed euro 1,000,000 (or its equivalent in any other currency).

          (j)    The Company will procure that no member of the Group will provide any cash or other assets to Rosenthal AG or its Subsidiaries, other than for normal trading purposes through trade receivables and accounts payable. The Company will notify the Banks of any proposed amendment or waiver in relation to any of the Rosenthal Facilities. It will be an Event of Default under Clause 18 (Events of Default) of the Agreement if the commitments which may be borrowed under the Rosenthal Facilities are reduced, other than through scheduled amortisation, for whatever reason, from the levels available to Rosenthal AG and its Subsidiaries as at the Effective Date.

        3.    Effective Date

        This letter will take effect from the date on which the Agent notifies the Company and the Banks that it has received the documents and evidence specified below in form and substance satisfactory to it (acting reasonably) (the Effective Date):

          (a)   a copy of this letter duly executed by the Company and each Obligor;

          (b)   a copy of a resolution of the board of directors of the Company and each Obligor approving the terms of, and the transactions contemplated by this letter, resolving that it execute this letter and authorising a specified person or persons to execute this letter on its behalf; and

          (c)   evidence in form and substance satisfactory to the Agent that the noteholders under the U.S. Private Placement have waived any breaches of the conditions of the notes under the U.S. Private Placement on substantially the same terms as this letter.

        4.    Representation

        The Company represents and warrants that the opinions, projections and forecasts in the budget of the Company for the financial year commencing on 1st April, 2003, which was delivered to the Banks with the Company's presentations on 21st and 22nd May, 2003 and the assumptions on which that budget was based, were arrived at after due and careful consideration and enquiry and genuinely represented its views.

        5.    Miscellaneous

        Each Obligor enters into this letter on its own behalf.

        Each Obligor makes the representations Clauses 16.2 (Status), 16.3 (Powers and authority), 16.4 (Legal validity), 16.5 (Non-conflict) and 16.7 (Authorisations) of the Agreement (on the basis that for this purpose references in those Clauses to the Agreement or the Finance Documents shall be construed as references to this letter).

        Save as expressly provided for in this letter, this letter is not a waiver or amendment of any term of the Finance Documents and the Finance Documents remain in full force and effect.

        Each Obligor confirms its acknowledgement and agreement to the above terms and conditions and its consent to the entry into of this letter by the Company. Each Obligor confirms that each of the Agreement and the other Finance Documents (as amended from time to time including pursuant the above terms and conditions) and its obligations thereunder remain in full force and effect.

        This letter is designated a Finance Document and may be signed in any number of counterparts.

        This letter is governed by English law.

        Please confirm your acceptance of the terms of this letter, by countersigning it and returning it to Head of Agency Group at National Westminster Bank Plc (fax number: +44 20 7615 0106) with copies to Louise Molloy at Bank of Ireland (fax number: +353 1 604 3079) and to David Murray at Allen & Overy London (fax number: +44 20 7330 9999).

Yours faithfully,

For National Westminster Bank Plc In its capacity as Agent (acting with the approval of the Majority Banks)

We agree to the above terms and conditions:

For	Waterford Wedgwood Plc
For	Waterford Wedgwood U.K. Plc
For	All-Clad Holdings Inc.
For	Waterford Wedgwood GmbH
For	Josiah Wedgwood & Sons Limited
For	Statum Limited
For	Waterford Wedgwood Retail Limited
For	Wedgwood Limited
For	Waterford Crystal Limited
For	Waterford Crystal (Manufacturing) Limited
For	Waterford Wedgwood Japan Limited
For	Waterford Wedgwood USA Inc.
For	WW Inc.
For	Waterford Wedgwood Finance Inc.

        AS WITNESS whereof the parties hereto have caused this Agreement to be duly executed by their authorised representatives as of the dates written below.

For and on behalf of WATERFORD WEDGWOOD PLC	For and on behalf of WELLSPRING HOLDING INC.
Signature:	Signature:
Date:	Date:
Witness:	Witness:
Witness:	Witness:
Date:	Date:
Witness:	Witness:

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  Exhibit 2.7
FORM OF WAIVER LETTER